Exhibit 99.1
GMXR
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Jennifer E. Mercer
Epiq Strategic Communications for GMX Resources
310-712-6215
jmercer@epiqsystems.com

GMX RESOURCES INC., Endeavor Pipeline Inc. and Diamond Blue Drilling Co. Seek Protection Through Chapter 11 Bankruptcy Filings

Pursuing Asset Purchase Agreement with Senior Secured Noteholders

Company Secures Financing to Fund Operations During Proceedings

Oklahoma City, Oklahoma, Monday, April 1, 2013. GMX RESOURCES INC., NYSE: ‘GMXR ’; an oil and gas exploration and production company with assets in the Williston Basin, East Texas Basin and Denver Julesburg (“DJ”) Basin announced today that it has filed a voluntary petition for reorganization under Chapter 11 in the U.S. Bankruptcy Court (the “Bankruptcy Court”) for the Western District of Oklahoma. In connection with this petition, GMXR is pursuing an asset purchase agreement with holders of its Senior Secured Notes due 2017 who own a majority of these secured notes (collectively referred to below as the “Principal Senior Secured Noteholders”) to acquire substantially all of the Company’s operating assets and undeveloped acreage. The Company’s joint venture, Endeavor Gathering LLC, in which the Company owns a 60% membership interest, is not included in the filing.

Upon finalizing the contemplated asset purchase agreement with the Principal Senior Secured Noteholders, the sale will then be subject to a public auction and receipt of competing, and potentially higher and better offers, pursuant to procedures to be approved by the Bankruptcy Court.

Over the past year, the Company implemented various strategic initiatives to increase oil production, improve supply chain and production efficiencies, and reduce costs to increase cash flow. While these operating initiatives resulted in some success, natural gas commodity prices have remained low, and the Company’s oil and gas operations require ongoing additional capital expenditures. To meet these financial requirements, the Company has actively sought financing alternatives to solve its liquidity needs. The Company has been unsuccessful in finding any viable funding solution to meet its long-term liquidity needs. Based on discussions with the Company’s various creditor groups and advice from the Company advisors, the Company believes that the rights and protections afforded under a court-supervised reorganization process, including access to financing and a proposed sale of the Company assets, will provide the Company the ability to meet its immediate financial needs to preserve the value of assets and to provide for the greatest recovery to its stakeholders.

The Company has obtained a commitment for debtor-in-possession (DIP) financing from the Principal Senior Secured Noteholders, which will provide up to $50 million of additional financing to fund the Company’s operating expenses. Upon approval by the Bankruptcy Court, the new financing and cash generated from the Company’s ongoing operations will be used to support its business and the Company’s efforts to negotiate and implement a sale of its assets.

As is customary in cases such as this, the Company has filed various “first day” motions with the Bankruptcy Court seeking authority from the Bankruptcy Court that will enable it to continue business operations without interruption. The requests include authority to honor royalty obligations, pay salaries and provide benefits to employees, and pay ongoing undisputed obligations to vendors and suppliers, and to approve the DIP financing.

The Company has notified the New York Stock Exchange (NYSE) of its Chapter 11 filing and as is customary, GMXR anticipates delisting procedures to begin which the Company will not contest. Additional information regarding GMXR’s Chapter 11 proceedings can be found at http://dm.epiq11.com/GMX or by calling 877-854-0023 (within U.S.) or +1-503-597-7711 (outside U.S.)

The Company’s financial advisors on the restructuring are Jefferies LLC, and its legal advisors are Andrews Kurth LLP.

GMXR is an exploration and production company. The company is currently developing its Bakken and Three Forks oil shale resources located in the Williston Basin, North Dakota. GMXR’s large natural gas resources are located in the East Texas Basin, primarily in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation; where the majority of GMXR’s acreage is contiguous, with infrastructure in place and substantially all held by production.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that GMXR expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include management’s expectations and desire to address GMXR’s financial challenges, preserve the value of assets and address important issues in an orderly way. These statements are based on certain assumptions and analysis made by GMXR in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for GMXR's properties. Such statements are subject to a number of risks, including but not limited to: (i) the ability of GMXR to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 case; (ii) the ability of GMXR to prosecute, develop and consummate the contemplated sale of its assets; (iii) the effects of the bankruptcy filing on GMXR and interests of various creditors, equity holders and other stakeholders; (iv) the effects of the bankruptcy filing on GMXR’s liquidity or results of operations; (v) Bankruptcy Court rulings in the Chapter 11 cases and the general outcome of the cases; (vi) the length of time GMXR and its subsidiaries will operate under the Chapter 11 cases, and the length of time of its asset sale process; (vii) risks associated with potential third-party motions in the Chapter 11 cases, which may interfere with GMXR’s ability to achieve its Chapter 11 goals; (viii) GMXR’s ability to execute its business or restructuring plans; (ix) increased costs related to GMXR’s bankruptcy filing and other litigation; and (x) the ability of GMXR to maintain contracts that are critical to its operation, including to obtain and maintain normal terms with its vendors, customers, landlords and service providers, and to retain key officers and employees. In the event that the risks discussed above and disclosed in GMXR’s public filings cause results to differ materially from those expressed in GMXR’s forward-looking statements, GMXR’s business, financial condition, results of operations or liquidity, and the interests of creditors, equity holders and other constituents, could be materially adversely affected. GMXR undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to GMXR's reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q.